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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of July 19, 1991 between Transkaryotic Therapies, Inc., a Delaware corporation (the "Company"), and Dr. Richard F. Selden (the "Executive").

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions herein set forth.

         2. Duties. The Executive shall be engaged as a full-time employee to act as Chief Scientific Officer and Chairman of the Company's Scientific Advisory Board, and shall be subject to the instruction and control of the Company's Board of Directors (the "Board") of which he shall be a member. The Executive shall devote his entire professional time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that, in the judgment of the Board, may conflict with the proper performance of the Executive's duties under this Agreement. Notwithstanding the foregoing, (i) with respect to businesses which do not compete with the Company the Executive may invest his personal or family assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (ii) the Executive may purchase securities in any corporation whose securities are regularly traded in recognized securities markets, provided that such investments shall not result in his collectively owning beneficially at any time one percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company and (iii) the Executive may continue to pursue professional activities in academic pediatrics to the extent such activities do not conflict with the proper performance of the Executive's duties under this Agreement.

         3. Compensation.

            (a) Base Salary. For services rendered under this Agreement, the Company shall pay the Executive an annual salary of One Hundred Thirty-Five Thousand Dollars ($135,000) (the "Base Salary"), payable (after deduction of applicable withholding for Federal and State income and payroll taxes) in equal monthly installments. The Board (or a Compensation Committee of the Board) may review the Executive's compensation from time to time and award such bonuses or make such increases to the Base Salary as the Board (or Compensation Committee) determines are merited, based upon the Executive's performance and consistent with the Company's compensation policies.

            (b) Performance Bonus. As soon as practicable, but in any event on or before July 15, 1991, the Board (or a compensation committee thereof) in consultation with the Executive shall establish objective performance goals for the Executive for the remainder of the first Calendar Year (i.e., 1991). In addition to his Base Salary, upon the attainment of such performance goals, the Executive shall be entitled to a cash bonus of up to a maximum of Fifty-Four Thousand Dollars ($54,000) for the first Calendar Year, payable in a tiered manner
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in three (3) increments of Eighteen Thousand Dollars ($18,000) each as set forth in such goals. At least thirty (30) days prior to each subsequent Calendar Year, the Board (or a compensation committee thereof) in consultation with the Executive shall establish objective performance goals for the Executive for such Calendar Year and the amount of the performance bonus payable upon the attainment of such goals (which maximum potential amount shall not be less than forty percent (40%) of the Executive's Base Salary for the Calendar Year in question). Within twenty (20) days after the close of Calendar Year, the Board (or a compensation committee thereof) shall evaluate the attainment of the performance goals for such Calendar Year and determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be payable within thirty (30) days after the Calendar Year to which it relates.

            (c) Fringe Benefits. In addition to salary and bonus payments under Sections 3(a) and (b) above, the Executive shall be entitled to (i) term life and accidental death and dismemberment insurance, each in an amount equal to three hundred percent (300%) of his Base Salary plus target performance bonus and (ii) long term disability insurance to age 65 in an amount equal to seventy-five percent (75%) of his Base Salary. The Executive also shall be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by the Executive in connection with the preparation of his personal income tax returns and with personal financial planning services furnished by the Company's auditors, and shall be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including incentive compensation, health insurance and retirement programs which may be adopted from time to time during the term hereof by the Board. Nothing herein contained shall be deemed to preclude the Board from granting such additional compensation or benefits to the Executive as it shall in its sole discretion determine.

         4. Sick Leave and Vacation. During the term of this Agreement, the Executive shall be entitled to sick leave and annual vacation consistent with the Company's customary sick leave and vacation policies.

         5. Expenses. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         6. Term.

            (a) The Executive's employment under this Agreement shall commence on the date first set forth above and shall continue until terminated by the Company as provided in this Section 6(a) or by the Executive as provided in
Section 6(c) below. The Company may at its election, as determined by the affirmative vote of not less than a majority of the Board, terminate the obligations of the Company under this Agreement as follows:

                (i) Upon at least sixty (60) days prior written notice, if the
            Executive

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            becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of six (6) months and is continuing at the time of such notice; or

                (ii) For "Cause" upon prior written notice of such termination to the Executive. For purposes of this Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (A) the Board's determination that the Executive has ceased or failed to substantially perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), and at least In: sixty (60) days prior written notice to the Executive,
            (B) the Executive's death, (C) the Board's determination that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (D) the Executive's having been convicted of a felony, or (E) the Executive's participation in activities proscribed by the provisions of Sections 2, 8 or 10 hereof or material breach of any of the other covenants herein; or

                (iii) Without Cause upon written notice of such termination to the Executive.

            (b) If this Agreement is terminated pursuant to Section 6(a)(i) above, subject to Section 10(d) below, the Executive shall receive severance pay until the fourth anniversary of the date hereof at the rate of one hundred percent (100%) of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Executive during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. Such severance payments shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary. If this Agreement is terminated pursuant to Section 6(a)(ii) above, the Executive shall receive no severance pay. If this Agreement is terminated pursuant to
Section 6(a)(iii) above, the Executive shall receive severance pay, for a period of eighteen (18) months from and after such termination, equal to the Base Salary less the amount, if any, earned by the Executive from any other employer or from self-employment during such eighteen (18) month period whether as salary, consulting fees, deferred payments or other direct or indirect compensation. During such period the Executive shall inform the Company from time to time, but no less often than every three (3) months, of the Executive's employment and the amount of the Executive's compensation and earnings during such period. Such severance payments (less applicable payroll taxes) shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary.

            (c) The Executive may terminate this Agreement for any reason upon at least sixty (60) days prior written notice. In the event of any such termination, the Executive shall not be entitled to any severance payments.

         7. Representations. The Executive hereby represents to the Company that
(a) he is legally entitled to enter into this Agreement and to perform the services and other obligations

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contemplated herein; (b) he has, and throughout the term of this Agreement will continue to have, the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 9 hereof, and (c) he is not subject to any agreement, rule, regulation or policy of any university, research institution or other third party inconsistent with the foregoing representations.

         8. Disclosure of Information.

            (a) The Executive recognizes and acknowledges that the Company's trade secrets, know-how and proprietary processes as they may exist from time to time (including, without limitation, information regarding methods, cultures, vectors, plasmids, synthesis techniques, nucleic acid sequences, purification techniques and assay procedures) as well as the Company's confidential business plans and financial data are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. Except as provided in Section 8(b) below, the Executive shall not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, know-how, processes, business plans or financial data to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment, these restrictions shall not apply to such secrets, know-how and processes which the Executive can establish by competent proof:

                (i) were known, other than under binder of secrecy, to the
            Executive prior to his employment by or consultancy to the Company;

                (ii) have passed into the public domain prior to or after their development by or for the Company, other than through acts or omissions attributable to the Executive; or

                (iii) were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

            (b) Recognizing the desire of the Executive to disclose certain work done at the direction of the Company either in its laboratory or funded by the Company at a third party institution, either through publication in reputable scientific journals, participation in lectures, seminars or symposia, or by correspondence with other members of the scientific community (herein referred to as a "Disclosure"), the Executive and the Board shall confer and consult, one with the other, where any anticipated scientific Disclosure ought, for the sake of completeness, to contain some of the trade secrets, know-how or processes of the Company described in Section 8(a), with a view toward resolving the competing interests of confidentiality and desired scientific credit through disclosure in a manner fairly and reasonably consistent with the interests

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of the Company on one hand, and those of the Executive on the other. No such
Disclosure shall be made, nor any manuscript submitted for publication, unless and until (i) the Board has had at least 90 days to review the same, (ii) the Company, if desired, has had ample time to effect associated patent filings so as to preserve patent rights, (iii) with respect to such of the work done in the Company's laboratories, such Disclosure has been expressly authorized by the affirmative vote of at least a majority of the members of the Company's Board and (iv) such Disclosure is not prohibited under any agreement between the Company and any third party.

            (c) Upon termination of his employment hereunder, the Executive shall promptly turn over to the Company all originals and copies which he may have of any of the Company's confidential information described in this Section then in his possession or under his control.

         9. Intellectual Property. The Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, the entire right, title and interest of the Executive in and to all inventions, ideas, discoveries and improvements (including, without limitation, all microorganisms, strains or cultures) whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof, which arise out of research or other activities conducted by, for or under the direction of the Company, whether or not conducted at the Company's facilities, or which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company. The Executive acknowledges that all copyrightable materials developed or produced by the Executive within the scope of his employment by or consultancy to the Company constitute works made for hire. The Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereof. Any such invention, idea, discovery or improvement disclosed by the Executive within one year following the termination of this Agreement shall be deemed to fall within the provisions of this Section 9 unless proved to have been first conceived and made following such termination.

         10. Covenants Not to Compete or Interfere.

            (a) Subject to Section 10(b) below, during the term of this Agreement and the period ending twenty-four (24) months from and after the termination of the Executive's employment hereunder (including a termination at the expiration of the term hereof), the Executive shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the development of gene therapy and/or gene isolation methods and/or the sale of products or rendering of services related to gene therapy or gene isolation and/or to any other activities which directly

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compete with the Company's business activities. This Agreement shall not be construed to restrict the Executive's right to be employed as a faculty member of any university or employee of any nonprofit agency or foundation after any termination of this Agreement where this covenant not to compete shall continue to be in effect. During the period in which this covenant not to compete is in effect the Executive also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant, research partner or investor of the Company.

            (b) If this Agreement is terminated by the Company pursuant to
Section 6(a)(iii) above, the provisions of the first sentence of Section 10(a) shall apply until twelve (12) months from and after such termination.

            (c) It is the desire and intent of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular Subsection or portion of this Section 10 shall be adjudicated to be invalid or unenforceable, this Section 10 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this
Section in the particular jurisdiction in which such adjudication is made.

            (d) In the event of any breach of the provisions of this Section 10 by the Executive, any and all rights of the Executive to receive severance payments under Section 6(b) above shall automatically terminate.

         11. Injunctive Relief. If there is a breach or threatened breach of the provisions of Sections 8, 9 or 10 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         12. Sale of Stock; Annual Vesting. Pursuant to a Consulting Agreement, dated July 29, 1988, between the Company and the Executive (the "Consulting Agreement"), the Company issued and sold to the Executive, and the Executive purchased from the Company, at a purchase price of one cent ($0.01) per share, 10,000 shares of Common Stock of the Company (the "Common Stock") of the shares of Common Stock sold to the Executive, 2,500 shares current constitute restricted stock (the "Restricted Stock") subject to the restrictions and other provisions set forth below. All shares of Restricted Stock (including any shares received by Executive as a result of stock dividends, stock splits or any other forms of recapitalization) shall be subject to the restrictions set forth in Sections 12(a) to 12(e) hereof, and all shares of Common Stock owned by the Executive shall be subject to the restrictions set forth in Section 12(d) hereof.

            (a) No shares of Restricted Stock shall be disposed of by Executive either voluntarily or involuntarily, directly or indirectly, during the period commencing on the date hereof and ending on July 1, 1991 (the "Restricted Stock Period"), and any attempted disposition

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of shares of Restricted Stock while they are restricted shall be null and void and of no effect.

            (b) If Executive's employment with the Company is terminated at any time during the Restricted Stock Period for any reason, then within the thirty
(30) day period following such termination of employment, the Company shall buy and Executive (or Executive's personal representative if Executive is deceased or incompetent) shall sell to the Company all of the shares of Restricted Stock which are then restricted under this Agreement for a cash purchase price of $0.01 per share.

            (c) Executive hereby confirms that he acquired the shares of Common Stock solely for his own account for investment and not with a view to any distribution or public offering thereof. Executive will not, at any time (before or after the Restricted Stock Period) sell, offer for sale, pledge or otherwise dispose of any of the shares of Common Stock or any interest therein in the absence of either an effective current registration statement relating thereto under the Securities Act of 1933 (the "Act") or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that registration is not required. Executive hereby acknowledges having been advised that (i) he must hold the shares of Common Stock indefinitely unless they are registered under the Act, or an exemption from registration becomes available, (ii) there is not likely to be a market for such shares in the foreseeable future and therefore no sales of such shares under Rule 144 under the Act will be possible, and (iii) sales of shares in reliance upon Rule 144 may be made only after the expiration of two years from the date of purchase and then only in limited amounts in accordance with the conditions of that rule, all of which must be met.

            (d) The certificates evidencing the Restricted Stock shall bear the following legend:

            "Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of an Employment Agreement, dated as of February 1, 1991 between Transkaryotic Therapies, Inc. and Dr. Richard F Selden. A copy of such agreement is on file at the principal offices of the Company.

            The securities represented by this certificate have not been registered under the Securities Act of 1933 and may be offered and sold only if registered pursuant to the provisions of such Act or if an exemption from registration is available."

and stop transfer instructions shall be delivered by the Company to any transfer agent for the Restricted Stock. At the time or times when the restrictions in Subsection 12(a) hereof are terminated with respect to the Restricted Stock or the Restricted Stock is registered under the Act, such legend on the certificates evidencing such shares shall be appropriately amended and the stop transfer instructions shall be appropriately modified. If shares of Restricted Stock are repurchased by the Company pursuant to Subsection 12(c) hereof, then any property of any

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description distributed with respect to the shares repurchased, including but not limited to stock dividends, but excluding cash dividends, shall be transferred to the Company at the same time the shares so repurchased are transferred to the Company.

            (e) During the Restricted Stock Period, the Company shall retain possession of all stock certificates evidencing Restricted Stock. Promptly after the release of any portion of the Restricted Stock from the restrictions provided for in this Agreement, the Company shall deliver to the Executive a certificate evidencing such portion of Restricted Stock.

         13. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

         14. Notices. Any notice required or permitted to be given under this Agreement to the Executive shall be sufficient if in writing and if sent by certified or registered mail to his residence, or in the case of the Company, to the Board, c/o Transkaryotic Therapies, Inc., 195 Albany Street, Cambridge, MA 02139, or to such other officers or addresses as the Company shall designate from time to time in writing too the Executive. Any such notice shall be effective on the earlier of (a) the date on which it is personally delivered or
(b) three days after it is deposited in the United States mails, postage prepaid.

         15. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

         16. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

         17. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company relating to the subject matter hereof (including, but not limited to, the Consulting Agreement, which is hereby terminated as of the date hereof). This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      TRANSRARYOTIC THERAPIES, INC.



                                      By: /s/ K. Michael Forrest
                                          ----------------------
                                      Name: K. Michael Forrest
                                           ---------------------
                                      Title:   President and CEO
                                            --------------------



                                      /s/ Richard F. Selden
                                      --------------------------
                                      Dr. Richard F. Selden




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